Exhibit (a)(1)(vi)

BLUE BIRD CORPORATION
3920 Arkwright Road, Suite 200
Macon, Georgia 31210
(478) 822-2801

SUPPLEMENT TO OFFER TO PURCHASE DATED SEPTEMBER 14, 2018

OFFER TO PURCHASE FOR CASH UP TO $50 MILLION IN AGGREGATE VALUE

OF SHARES OF BLUE BIRD CORPORATION’S COMMON STOCK AND

SERIES A CONVERTIBLE PREFERRED STOCK

BY PURCHASING
UP TO 1,782,568 SHARES OF COMMON STOCK

AT A PURCHASE PRICE OF $28.00 PER SHARE AND
UP TO 364 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

AT A PURCHASE PRICE OF $241.69 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2018,
UNLESS THE OFFER IS EXTENDED.

To our Stockholders:

On September 14, 2018, Blue Bird Corporation (the “Company”) distributed an Offer to Purchase (the “Original Offer to Purchase”) and a related Letter of Transmittal in connection with its tender offer to purchase for cash up to $50 million in aggregate value of shares of (i) its common stock, $0.0001 par value per share (the “Common Stock”), for purchase at a price of $28.00 per Share (the “Common Stock Offer Price”), and (ii) its 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the “Preferred Stock” and together with the Common Stock, the “Shares”), for purchase at a price of $241.69 per Share, which is equal to the Common Stock Offer Price multiplied by 8.6318, which is the conversion rate to acquire shares of Common Stock set forth in the Company’s Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock (the “Certificate of Designations”), rounded to the nearest one-ten-thousandth (such price, the “Preferred Stock Offer Price”), in each case, upon the terms and subject to the conditions described in the Original Offer to Purchase and in the related Letter of Transmittal. There is no change to the expiration of the offer which will expire at 5:00 p.m., New York City time, on October 15, 2018, unless the Company elects to extend the expiration time (the “Expiration Date”).

In accordance with certain regulations promulgated by the Securities and Exchange Commission (the “SEC”), the Company is required to identify the number of shares of each class of security it is seeking to purchase in the tender offer. The Company is therefore providing this Supplement (the “Supplement”, together with the Original Offer to Purchase, the “Offer to Purchase”) to clarify that the tender offer is to purchase up to 1,782,568 shares of its Common Stock and up to 364 shares of its Preferred Stock.

The Company, by this Supplement, amends the Original Offer to Purchase. The Original Offer to Purchase, this Supplement and related Letter of Transmittal, as each may be further amended or supplemented from time to time, constitute the Offer. The tender offer is hereby amended and supplemented as follows:

•             All references to the offer to purchase up to $50 million in aggregate value of Shares in the Original Offer to Purchase, Letter of Transmittal or related tender offer documents shall now mean the offer to purchase up to 1,782,568 shares of Common Stock and up to 364 shares of Preferred Stock.

Stockholders who have already tendered Shares pursuant to the Original Offer to Purchase and Letter of Transmittal are not required to take any further action to tender their Shares in the Offer. Stockholders who have not yet tendered their Shares but wish to do so should use the Letter of Transmittal sent with the Original Offer to Purchase to tender shares in the Offer. Stockholders who wish to withdraw their Shares from the Offer should follow the procedures set forth in this Supplement.

Except as set forth in this Supplement, the terms and conditions set forth in the Original Offer to Purchase, Letter of Transmittal and related tender offer documents remain applicable in all respects to the tender offer. To the extent that any information contained in this Supplement is inconsistent with any information in the Original Offer to Purchase, this Supplement shall control.

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE COMPANY TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS, D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER THE COMPANY NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE COMPANY’S REASONS FOR MAKING THE

OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2 OF THE ORIGINAL OFFER TO PURCHASE.

THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS ARE ENTITLED TO PARTICIPATE IN THE OFFER ON THE SAME BASIS AS ALL OTHER STOCKHOLDERS. THE COMPANY DOES NOT KNOW WHETHER OR TO WHAT EXTENT THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL PARTICIPATE IN THE OFFER. ANY DIRECTORS OR OFFICERS THAT CHOOSE TO TENDER SHARES IN THE OFFER WILL BE TREATED BY THE COMPANY IN THE SAME MANNER AS ALL OTHER TENDERING STOCKHOLDERS. SEE SECTION 11 OF THE ORIGINAL OFFER TO PURCHASE.

SUPPLEMENTAL SUMMARY TERM SHEET

This Supplemental Summary Term Sheet highlights certain material information about the Offer, but it does not describe all of the details of the Offer to the same extent described elsewhere in the Supplement, Original Offer to Purchase and Letter of Transmittal. We urge you to read the entire Supplement, Original Offer to Purchase and Letter of Transmittal because together they contain the full details of the Offer.

What classes and amounts of stock are sought by the Company in the Offer?

We are offering to purchase up to 1,782,568 shares of Common Stock, or any lesser number of shares of Common Stock that stockholders properly tender in the Offer and do not properly withdraw, and up to 364 shares of Preferred Stock, or any lesser number of shares of Preferred Stock that stockholders properly tender in the Offer and do not properly withdraw. We reserve the right to purchase additional shares of up to 2% of the outstanding shares of each class of security, subject to applicable legal requirements.

How long do I have to tender into the Offer?

In order for you to properly tender your Shares, we must receive your properly executed Letter of Transmittal and other documents described in the Offer to Purchase no later than 5:00 p.m., New York City time, on Monday, October 15, 2018.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by 5:00 P.M., New York City time, on Monday, October 15, 2018, or any later time and date to which the Offer may be extended:

•                                          If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•                                          If you hold certificates for shares of Common Stock registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares of Common Stock and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of the Original Offer to Purchase;

•                                          If you are an institution participating in the Book-Entry Transfer Facility (as defined in the Original Offer to Purchase), tender your Shares according to the procedure for book-entry transfer described in Section 3 of the Original Offer to Purchase;

•                                          If you are a holder of Warrants (as defined in the Original Offer to Purchase), you may exercise your Warrants and tender any of the shares of Common Stock issued upon exercise. You must exercise your Warrants sufficiently in advance of the Expiration Date to receive such shares in order to tender them in the Offer. An exercise of a Warrant cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

•                                          If you are a holder of vested stock options, you may exercise your vested stock options and tender any of the shares of Common Stock issued upon exercise. You must exercise your vested stock options sufficiently in advance of the Expiration Date to receive such shares in order to tender them in the Offer. An exercise of a vested stock option cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. This Offer will not result in the acceleration of vesting of any unvested stock options and if you are a holder of unvested stock options you may not tender the shares of Common Stock underlying such unvested stock options in this Offer;

•                                          If you are a holder of shares of Preferred Stock, you may either (i) complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, with any other documents required by the Letter of Transmittal, to the Depositary for the Offer, or (ii) convert your shares of Preferred Stock into shares of Common Stock (subject to the limitations and other terms of the Certificate of Designations) and tender any of the shares of Common Stock received upon conversion.  If you decide to convert your shares of Preferred Stock, you must convert your shares of Preferred Stock sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender them in the Offer. A conversion of shares of Preferred Stock cannot be revoked, however, if shares of Common Stock received upon the conversion thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•                                          if you are a holder of Restricted Stock (as defined in the Original Offer to Purchase), you may only tender shares of Common Stock that you have acquired through vesting of Restricted Stock (or settlement of deferred Restricted Stock). This Offer will not result in the acceleration of vesting of any Restricted Stock.

If you want to tender your Shares, but: (a) the certificates for your shares of Common Stock are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3 of the Original Offer to Purchase.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of the Original Offer to Purchase and on the last page of this Supplement. See Section 3 of the Original Offer to Purchase and the Instructions to the Letter of Transmittal.

What if I have already tendered my Shares?

If you have already tendered your Shares pursuant to the Original Offer to Purchase and Letter of Transmittal previously provided to you, you are not required to take any further action to tender your Shares.

In what order will Shares be purchased? Will tendered Shares be prorated?

If the event that more than 1,782,568 shares of Common Stock or more than 364 shares of Preferred Stock (or such greater number of shares of Common Stock or Preferred Stock as the Company elects to purchase) are validly tendered, we will purchase Shares in the following order of priority:

•             Odd Lots. We will first purchase shares from all holders of “odd lots” of less than 100 shares of Common Stock who properly tender all of their shares.

•             Shares of Common Stock. We will purchase shares of Common Stock on a pro rata basis from all other stockholders who properly tender, and do not properly withdraw, shares of Common Stock until we have acquired the number of shares of Common Stock that we have offered to purchase.

•             Shares of Preferred Stock. We will purchase shares of Preferred Stock on a pro rata basis from all stockholders who properly tender, and do not properly withdraw, shares of Preferred Stock until we have acquired the number of shares of Preferred Stock that we have offered to purchase.

Consequently, all of the shares of Common Stock or Preferred Stock that you tender in the Offer may not be purchased.

Until what time can I withdraw previously tendered shares?

You may withdraw any Shares you have tendered at any time prior to 5:00 P.M., New York City time, on Monday, October 15, 2018, or any later Expiration Date, if the Offer is extended. If after one minute after 11:59 P.M., New York City time, on November 9, 2018, we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4 of the Original Offer to Purchase.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver on a timely basis, prior to the expiration of the Offer as described in the previous paragraph, a written notice of your withdrawal to the Depositary at the address appearing on the back cover of the Original Offer to Purchase. Your notice of withdrawal must specify your name, the class and number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for shares of Common Stock to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3 of the Original Offer to Purchase.

Who can I talk to if I have questions?

The Information Agent can help answer your questions. If you require additional copies of this Supplement, the Original Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent. The Information Agent is D.F. King & Co., Inc. The Information Agent’s contact information is set forth below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks & Brokers Call: (212) 269-5550
All Others Call Toll-Free: (877) 896-3192
Email: BLBD@dfking.com

The Company also has filed with the SEC an amendment to the Schedule TO which includes certain additional information relating to the Offer. The Schedule TO as amended and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Such information may also be accessed electronically by means of the SEC’s web page at www.sec.gov.

Supplement to Offer to Purchase dated September 25, 2018